60 Heritage Drive, Pleasantville, NY 10570
                      (914) 747-5262 // Fax (914) 747-5258

                                                                    May 22, 2000

Dear Fellow CSAM Strategic Global Income Fund Shareholder:

         Last month, I wrote to you to ask for your support in electing a new board of directors for CSAM Strategic Global Income Fund (CGF). As you may recall, I described how the current board's ill-advised decision to authorize a rights offering last year diluted the net asset value (NAV) of each share by $1.22. I also focused on the board's failure to take any action to narrow the double-digit discount of CGF's share price to its NAV.

         Subsequently, the incumbent directors sent their own letter to shareholders. Rather than defend the rights offering or commit to narrow the discount, they tried to play up CGF's long-term performance. Specifically, they said the following:

      In deciding which slate to support, shareholders should keep in mind the following: - Under the Fund's current directors, one of whom has served since 1988 and two since 1990, the Fund has successfully pursued over the long term its investment objective of providing high current income to shareholders consistent with the preservation of capital. The chart below illustrates that an investor who acquired $10,000 of the Fund's shares ten years ago and who reinvested dividends and participated in the rights offering would have seen that investment grow to over $31,824 in market value by March 31 of this year.

         Below that passage was a graph that showed how that growth was achieved. I had to admit that the graph looked impressive. I showed it to my wife and asked her what she thought. She agreed and said that she might well be inclined to vote for managers who had produced that sort of long-term performance. And we weren't alone. Institutional Shareholder Services (ISS), the nation's leading proxy advisory service, recommended voting for the incumbents, noting CGF's "strong historical performance." Using the data provided by management, ISS calculated that the average annual return to shareholders was 12.3% over the ten-year period ending March 31, 2000 which was "superior" compared to that of CGF's peers. As ISS wrote in its report, "Management points out that CGF has performed well over the past nine years and that the recent six- to nine-month struggles are a mere 'blip' when measured against a history of 'stellar' results."

         The only problem with this picture of "stellar" performance is that it is not true. What management apparently did was count the additional money that a shareholder would have paid to participate in the rights offering as his or her "profit." Thus, the dramatic decline in the value of the stock price around the time of the rights offering was quickly erased in management's graph to make it appear like a mere "blip" rather than a permanent loss of value. When the infusion of cash by the hypothetical shareholder is excluded (as it should have been), it turns out that the original $10,000 investment by a shareholder who did not exercise his or her rights grew to $23,870, not $31,824. Thus, the profit on an original investment of $10,000 was overstated by 57%! And the 12.3% average annual return that ISS calculated based on management's bad numbers was 35% higher than it actually was!

         How could CGF's directors have allowed such an egregious error to occur? After all, they certainly have the resources to check performance numbers before they are sent to shareholders. Or did they intentionally inflate CGF's performance in an unethical attempt to attract votes? My guess is that they knew they could lose the election unless they could deflect attention from the rights offering. So, they tried to shift the debate to CGF's long-term performance. Someone was then assigned to compile the performance data. The directors, being busy gentlemen, never thought to question the data. Enrique Arzac, a CGF director, who is also a Professor of Finance at Columbia University, would almost surely flunk any student who made that sort of mistake. But Professor Arzac is a busy man and he makes much more money from serving on the boards of numerous CSAM-managed funds than he does from his modest investment in CGF. So, he just signed the letter in which the bogus data appeared without checking it.

         Lest anyone think that reporting inflated performance data to shareholders is not serious, just last week a mutual fund manager was fined $100,000 for placing advertisements in The Wall Street Journal and other publications that contained misleading performance graphs. According to a press release from NASD Regulation, the advertisements "contained graphs depicting the performance of a hypothetical $10,000 investment . . . Several of the ads showed dollar values along the vertical axis that did not correspond to actual performance over time. For example, based on the $10,000 hypothetical investment at the fund's inception, the return appeared to be approximately $29,000 in the graph, when in fact it was $22,000." Except for the fact that CGF's misleading performance data was presented in the context of an election for office rather than an advertisement, the facts in both cases seem to be remarkably similar.

         While any of us can make a mistake, the true test of a person's character is whether or not he owns up to it when it is discovered. For example, Fiorello LaGuardia, the legendary mayor of New York City is reputed to have said, "When I make a mistake, it's a 'beaut'." Sadly, the incumbent directors have decided not to follow LaGuardia's example. Instead, they wrote a second letter, which you should have recently received, in which they say they want to "amplify" the misleading performance claims in their original letter. Apparently, they think that if they honestly told shareholders how the mistake occurred and apologized, their chances for winning reelection would be reduced. Perhaps that is so but if I were in their shoes, I would rather lose my position and keep my integrity.

         Several years ago, you may recall another group of investors, The Beardstown Ladies that made a similar mistake. The Ladies, a group of grandmothers who ran a small investment club, claimed to have outperformed the stock market averages over many years. As a result, they quickly became media darlings and capitalized on their fame by publishing several best-selling books and appearing on numerous television programs. Unfortunately, fame proved short-lived for The Beardstown Ladies when it was discovered that they had erroneously inflated their performance by counting the dues they paid to their investment club as income. To the Ladies' credit, they quickly admitted their mistake and apologized to anyone who had been misled. Most people felt sorry for them and no real harm was done since the $40,000 the Ladies managed was their own money.

         It is much different for a mutual fund like CGF with assets of close to $100 million and thousands of shareholders who depend on management to be both competent and honest. Do we really want the Beardstown Gentlemen to be running CGF? At least the Ladies had the decency not to search for a deceptive word like "amplify" (instead of a straightforward one like "retract") when they learned of their mistake. Frankly, I would rather have the Beardstown Ladies running CGF than the gentlemen who make up our board of directors.

                       **********************************

         Since management has elected to make long-term performance an issue, let's look at CGF's true performance since its inception in April 1988. As the board said in its first letter, the investment objective of CGF is "high current income consistent with the preservation of capital." The graphs below clearly indicate that CGF, under its current management, has failed to meet either objective.

o High Current Income: In their first letter to shareholders, the directors patted themselves on the back for increasing the monthly dividend in September 1997 from $0.0675 to $0.0725. Yet, they conveniently ignored the fact that the healthy $0.11 per month dividend in CGF's early days has shrunk by 34% over twelve years. Furthermore, even the current depressed dividend may be placed in jeopardy by a dilutive rights offering like the last one.

             [Bar Chart of Average Monthly Dividend Since Inception]

o Preservation of Capital: The stock purchased by the original investors for $12 per share trades for less than $7 today. That is a loss of capital of more than 40%. The surest ways to preserve capital are to (1) avoid dilutive rights offerings, (2) take antidilutive measures like repurchasing shares at a discount to NAV, and (3) take measures to control the discount and (4) control expenses as if they are coming out of your own pocket. Each of these things could have an adverse effect on CSAM's fees. I believe the incumbent directors have failed to preserve capital because of their close ties to CSAM. I further believe that only directors who are truly independent of CSAM will aggressively take these actions.

                     [Graph of Stock Price Since Inception]

         My clients and I own about 300,000 shares of CGF. In contrast to the current directors who want to remain on good terms with the advisor, my primary interest is to preserve and enhance shareholder value and my nominees share those goals. To demonstrate their commitment, they have agreed to have their compensation held in escrow until the discount is at 6% or less for an entire week. Therefore, if you want directors who will put their money where their mouths are you need to return the GREEN proxy card.

         If you have already returned a WHITE proxy card sent to you by the Board and you want to elect directors who are committed to taking action designed to enhance the value of your shares, you must return a GREEN proxy card. Remember, only the last valid proxy card you submit is counted and it supersedes any previous ones. Therefore, once you submit a GREEN proxy card, please do not sign and submit a later dated WHITE proxy card, as that will invalidate your vote.

         As you may know, the meeting has been rescheduled for June 6, 2000. Therefore, time is short and I urge you to mail your GREEN proxy card today. If there is any doubt that it will be received before the meeting, you may also fax it to me at (914) 747-5258. If you have any questions whatsoever, please call me at (914) 747-5262 or e-mail me at OPLP@att.net.

                                                              Yours truly,


                                                              Phillip Goldstein

           PROXY SOLICITED IN OPPOSITION TO THE BOARD OF DIRECTORS OF
       CREDIT SUISSE ASSET MANAGEMENT STRATEGIC GLOBAL INCOME FUND, INC.
                              BY PHILLIP GOLDSTEIN

            ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 8, 2000

The undersigned hereby appoints Steven Samuels, Rajeev Das and Phillip Goldstein, and each of them, as proxies, with full power of substitution, to attend the Annual Meeting of Shareholders of Credit Suisse Asset Management Strategic Global Income Fund, Inc. (the "Fund") to be held on Monday, May 8, 2000 (the "Meeting"), and any adjournment or postponement thereof, and to vote on all matters that may come before the Meeting and any such adjournment or postponement the number of shares that the undersigned would be entitled to vote, with all the power the undersigned would possess if present in person, as specified below. The proxies may vote in their discretion with respect to such other matter or matters as may come before the Meeting and with respect to all matters incident to the conduct of the Meeting. The proxies may also temporarily decline to attend the meeting, thereby preventing a quorum in order to solicit additional proxies or for any other legal reason.

(INSTRUCTIONS:  Mark votes by placing an "x" in the appropriate [  ].)

1.   ELECTION OF FOUR DIRECTORS.

    FOR all of the nominees listed below [ ]       WITHHOLD AUTHORITY [ ]
    (except as indicated to the contrary below)    to vote for all of the
                                                   nominees listed below

         PHILLIP GOLDSTEIN, GLENN GOODSTEIN, ANDREW DAKOS, GERALD HELLERMAN

         To withhold authority to vote for one or more nominees, enter the name(s) of the nominee(s) below.

 ------------------------------------------------------------------------------

2. To ratify the selection by the Board of Directors of PricewaterhouseCoopers LLP as the Fund's independent accountants for the fiscal year ending December 31, 2000:

     FOR [ ]                AGAINST [ ]                ABSTAIN [ ]


         Important - - Please sign and date below. Your shares will be voted as directed. If no direction is made, this proxy will be voted FOR the election of the nominees named above in Proposal 1 and will abstain from voting on Proposal
2. The undersigned hereby acknowledges receipt of the proxy statement dated April 10, 2000 of Phillip Goldstein and revokes any proxy previously executed. (Important - Please be sure to enter date.)

Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other duly authorized officer. If a partnership, please sign in partnership name by authorized person. Please return promptly in the enclosed envelope.


SIGNATURE(S)______________________________________   Dated: _______________